Exhibit 10.1

GALECTIN THERAPEUTICS INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of this 28th day of June 2011 (the “Effective Date”) by and between GALECTIN THERAPEUTICS INC., a Nevada corporation, having its principal Executive office at 7 Wells Avenue, Suite 34, Newton, Massachusetts 02459 (the “Company”), and JAMES C. CZIRR, an individual residing at 425 Janish Drive, Sandpoint, Idaho 83864 (the “Executive”).

WHEREAS, the Executive is a Founder of the Company, serves as its Executive Chairman, leads the Company’s strategic financing effort and acts in many other roles of great benefit to the Company and its shareholders; and

WHEREAS, the parties hereto wish to formalize Executive’s position as Executive Chairman of the Company and commit to writing the terms of his employment.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt of which is hereby acknowledged, the parties mutually agree as follows:

Section 1. Term and Scope of Employment.

The Company agrees to employ the Executive and the Executive agrees to be employed by Company with the title of Executive Chairman for an initial term of three (3) years, commencing on the Effective Date and ending at the close of business on third anniversary of the Effective Date (“Initial Term”), unless extended one or two times thereafter for one-year additional terms (each referred to herein as a “Successive Term”) as provided in Section 8 below or unless terminated earlier during any term by the Company for cause or without cause, as described and provided for in Section 7 below.

Section 2. Duties.

The Executive agrees to faithfully, industriously and conscientiously perform, to the Company’s reasonable satisfaction, all of the duties and obligations of the Executive Chairman of the Company which shall include, but not be limited to, leadership of the Board of Directors and its Executive Committee, overall responsibility for managing the Company’s strategic financing efforts subject to general oversight by the Board of Directors (the “Board”), regularly consulting with and assisting the Chief Executive Officer in developing and implementing the Company’s strategic aims and all other duties as are customarily performed by the Executive Chairman in a similar position and are not inconsistent with the Chief Executive Officer’s duties or with such applicable resolutions of the Board of Directors as may be adopted from time to time, as well as such other unrelated services and duties of an executive character as may reasonably be assigned to the Executive from time to time by the Board or its Executive Committee. For avoidance of confusion, the Chief Executive Officer shall have final executive authority with regard to management of the Company.

Executive shall perform his duties primarily at his offices in Sandpoint, Idaho and at such other place(s) as the need, business, or opportunities of the Company may reasonably require from time to time.

Nothing herein shall prohibit the Executive from accepting or continuing in any employment, consultancy, management or board position with any other for-profit or non-profit entity, being an investor in another company such as a member of a limited liability company, a general or limited partner of a limited partnership or a stockholder of a corporation, unless such position or ownership would violate the Executive’s non-compete covenant in Section 10 below.

Section 3. Compensation.

(a) Salary. In consideration of all of the services rendered by the Executive under the terms of this Agreement, the Company shall pay to the Executive a base salary (“Base Salary”) at the annualized rate of One Hundred Eighty-Five Thousand Dollars ($185,000.00) per annum, during the first year of the Initial Term, and at the annualized rate of Two Hundred Forty Thousand Dollars ($240,000) during each of the second and third years of the Initial Term, less required withholdings, payable in equal amounts in accordance with the Company’s payroll practices in effect from time to time.

(b) Reimbursement of Expenses. The Company shall reimburse the Executive, in accordance with the Company’s policies and practices in effect from time to time, for all out-of-pocket expenses reasonably incurred by the Executive in performance of the Executive’s duties under this Agreement, including up to $4,000 per month, unless otherwise approved by the Company, for office expenses outside the Company’s primary executive offices. The Executive is responsible for proper substantiation and reporting of all such expenses in accordance with Company rules, regulations, policies and practices in effect from time to time. Executive shall consult a tax advisor of his own choosing to determine the taxability of any reimbursements made hereunder and the record keeping requirements therefor.

Section 4. Benefits.

(a) The Executive will be entitled to participate in all incentive, retirement, profit-sharing, life, medical, disability and other benefit plans and programs (collectively “Benefit Plans”) as are from time to time generally available to other senior executives of the Company, subject to the provisions of those programs. Without limiting the generality of the foregoing, the Company will provide the Executive and his qualifying dependents with basic medical benefits on the terms that such benefits are provided to other senior executives of the Company.

(b) Should Executive’s employment be terminated by the Company without cause prior to the end of his initial three-year term or properly terminated by the Executive pursuant to Section 7(c) or 7(d) below, the Company agrees that, during the two-year period immediately following his termination or until the Executive and his qualifying dependents, are provided with medical coverage by another employer, whichever shall first occur, it will continue to provide the Executive with medical insurance coverage to the same extent and under the same conditions as provided to other senior executives of the Company.

(c) The Company further agrees to provide Executive with life insurance at Company’s sole expense with a benefit amount of $2,000,000 and with long-term disability insurance at Company’s sole expense during the Executive’s employment with the Company. These benefits shall terminate upon Executive’s termination from employment with the Company for any reason, except that the Company shall cooperate in assigning any life insurance policy held on the Executive’s life to the Executive upon termination of his employment so long as the Executive assumes liability for paying all premiums thereon for the period from and after said termination date.

(d) During Executive’s employment with the Company, the Company shall maintain the insurance it currently has with respect to (i) directors’ and officers’ liability, (ii) errors and omissions and (iii) general liability insurance providing coverage to Executive to the same extent as other senior executives and directors of the Company. Executive’s coverage under such insurance shall terminate upon Executive’s leaving of the Company’s employ for any reason.

(e) Other than as specifically provided for herein, all benefits shall cease upon Executive’s termination from employment with the Company for any reason.

Section 5. Stock Options.

As incentive to enter into and undertake employment pursuant to this Agreement:

(a) Initial Grant. Upon approval by the Board of the grant (the “Grant Date”), Executive shall receive non-qualified stock options, exercisable for ten (10) years, to purchase an aggregate of up to Three Million (3,000,000) shares of the Company’s common stock at an exercise price equal to the closing price on the day prior to the Grant Date (the “Options”). Exercise rights to one-twentieth (1/20) of the Options (or 150,000 Options) shall begin to vest 90 days after the Grant Date, and thereafter at the end of each quarter during the Initial Term (and any Successive Terms of this Agreement), provided that the Continuous Service (as defined in the grant agreement for these options) of the Executive continues through and on the applicable vesting date. Such grant agreement shall contain a cashless exercise provision.

(b) Registration. The Company agrees, at its expense, to register the shares of common stock into which the options granted under Section 5(a) above are exercisable under the Securities Act of 1933, to the extent the Company is eligible to do so on Form S-8. Additionally, the shares underlying said options shall be granted piggyback registration rights, and at the Executive’s request will be included with subsequent registration filings at no cost to the Executive; provided, however that such registration rights shall cease as soon as such Form S-8 becomes effective and as long it remains effective.

(c) Vesting Acceleration. Notwithstanding anything to the contrary set forth above, in the event the Company terminates Executive’s employment Without Cause or the Executive terminates this Agreement for Good Reason or following a Change of Control as provided in Section 7 (“Termination Event”), if the Termination Event occurs during the Initial Term, then exercise rights to all Options remaining to vest during the Initial Term shall immediately accelerate as of the effective date of the Termination Event, and if the Termination Event occurs during the first or second Successive Term, exercise rights to all Options remaining to vest during such Successive Term shall accelerate as of the effective date of the Termination Event.

(c) Sale of Shares. Executive agrees that, until his obligations to file reports with the Securities and Exchange Commission under Section 16 or any other applicable provision of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to transactions in Company securities has terminated, he will not loan or pledge any securities of the Company owned by him as collateral for any indebtedness, including margin indebtedness. In addition, Executive agrees that, currently and for a period of five years from the date of termination of this Agreement, he will not short the company’s shares nor loan any securities of the Company owned by him to a short seller, or permit any custodian of such securities to loan them to a short seller.

Section 6. Compliance with Company Policy.

During Executive’s employment with the Company, Executive shall observe all Company rules, regulations, policies, procedures and practices in effect from time to time, including, without limitation, such policies and procedures as are contained in the Company policy and procedures manual, as may be amended or superseded from time to time.

Section 7. Termination of Employment.

Unless terminated earlier pursuant to the provisions of this Section 7 or unless extended pursuant to the provisions of Section 8 below, this Agreement and the Executive’s employment with the Company shall terminate at the close of business on the last day of the Initial Term. At such time, the Executive shall be entitled to no further salary or benefits other than those earned or accrued but unpaid as of that date, except as specifically set forth herein.

Executive’s employment with the Company may be terminated during the Initial Term or during any Successive Term of this Agreement for any of the following reasons:

(a) By The Company For Cause.

(i) The Company may, at its sole discretion, upon following the procedures in clauses (ii) and (iii) below, terminate the employment of the Executive For Cause prior to the expiration of the Initial Term or any Successive Term if the Executive during the term of this Agreement. For purposes of this Section 7(a), the term “For Cause” means the Executive:

(a) Fails or refuses in any material respect to perform any duties, consistent with his position or those of an executive character which may reasonably be assigned to him by the Board or materially violates company policy or procedure;

(b) Is grossly negligent in the performance of his duties hereunder;

(c) Commits of any act of fraud, willful misappropriation of funds, embezzlement or material dishonesty with respect to the Company;

(d) Is convicted of a felony or other criminal violation, which, in the reasonable judgment of the Company, could materially impair the Company from substantially meeting its business objectives;

(e) Engages in any other intentional misconduct adversely affecting the business or affairs of the Company in a material manner. The term “intentional misconduct adversely affecting the business or affairs of the Company” shall mean such misconduct that is detrimental to the business or the reputation of the Company as it is perceived both by the general public and the biotechnology industry; or

(f) Dies or is disabled for four consecutive months in any calendar year to such an extent that the Executive is unable to perform substantially all of his essential duties for that time.

(ii) With respect to matters referred to in Section 7(a)(i)(a) and (b) above, the Executive shall not be terminated unless the Company has given the Executive written notice of and opportunity to cure the alleged cause for termination and the Executive has not fully cured the cause within (30) days of receipt of such written notice thereof (the “Cure Period”). Should Executive fail to fully cure within thirty (30) days of receipt of such written notice, the Executive’s employment shall terminate at the close of business on the last day of the Cure Period. Furthermore, there shall not be cause for termination under Sections 7(a)(i)(a), if the Executive unintentionally fails in any material respect to perform any duties, consistent with his position or those which may reasonably be assigned to him by the Board because of the Executive’s physical or mental disability. In such case, the provisions of Section 7(a)(i)(f) would control. During said Cure Period, the Executive’s salary and benefits shall continue. Following termination, however, the Executive shall not be entitled to any further salary or benefits other than those previously accrued but unpaid through the date of termination. With respect to matters referred to in (a)(i)(c) through (f) above, the Executive may be terminated immediately without an opportunity to cure and shall not be entitled to payment of any further salary or benefits other than those previously accrued but unpaid through the date of termination.

(iii) The Company may only take action to terminate the Executive for cause under this Section 7(a) if (A) the Executive has been given reasonable notice of the allegations upon which cause is deemed to exist, (B) the Executive has been given an opportunity to appear at a meeting of the Board and to present an explanation of his actions alleged to constitute cause for termination, and (C) the Company’s Board of Directors has voted to terminate this Agreement For Cause.

(iv) Should the Company terminate Executive’s employment For Cause prior to the end of the Initial Term or any Successive Term of this Agreement, the Executive shall be entitled to no further salary or benefits other than those earned or accrued but unpaid as of that date; provided, however, that the Executive shall have whatever rights he may then have, if any, to continued medical insurance coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(b) By The Company Without Cause.

The parties hereto agree that the Company may, in its sole discretion, terminate the Executive’s employment with the Company prior to the expiration of the Initial Term or any Successive Term of this Agreement without notice and without cause (“Without Cause”), but only by a vote of the Company’s Board of Directors.

(c) By The Executive For Good Reason.

The Executive may, in his sole discretion, upon following the procedures below, at any time prior to the expiration of the Initial Term or any Successive Term of this Agreement terminate the Executive’s employment with the Company for Good Reason. For purposes of this Section 7(c), the term “Good Reason” means:

(i)	Any removal of the Executive from his position as Executive Chairman of the Company without his being appointed to a comparable or higher position in the Company; or

(ii)	The assignment to the Executive of duties materially inconsistent with the status of Executive Chairman of the Company, and the Company fails to rescind such assignment within thirty (30) days following receipt of written notice to the Board of Directors of the Company from Executive that informs the Board of Directors (A) which assignment of duties is materially inconsistent with such status and why and (B) that absent rescission of such assignment of duties, Executive intends to terminate his employment for Good Reason pursuant to this Section 7(c).

(d) By The Executive Following a Change in Control.

The Executive may, in his sole discretion, terminate this Agreement by not less than 60 days prior written notice at any time within twelve months following a Change of Control of the Company. For purposes of this Section 7(d), the term “Change of Control” means:

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of

beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then-outstanding Shares of voting stock of the Company (the “Voting Stock”) by a person or entity other than 10 X Capital Management, LLC, the 10 X Fund, LP, or any of their members, partners or other investors; or

(ii)	The consummation of (1) a reorganization, merger or consolidation (any of the foregoing, a “Merger”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of the corporation resulting from Merger, (2) a complete liquidation or dissolution of the Company or (3) the sale or other disposition of all or substantially all of the assets of the Company, excluding a sale or other disposition of assets to a subsidiary of the Company.

(e) Right to Severance.

In the event the Company terminates Executive’s employment Without Cause or the Executive appropriately terminates this Agreement for Good Reason as provided in Section 7(c) or the Executive terminates this Agreement following a Change of Control as provided in Section 7(d):

(i) The Executive shall be entitled to severance pay equal to one year of his then Base Salary payable in equal amounts in accordance with the Company’s payroll practices in effect from time to time;

(ii) For two years following his termination or until Executive is provided with medical coverage by another employer or entity, whichever shall first occur, the Company, at its own expense, shall continue to provide medical insurance coverage for the Executive and his qualifying dependents to the same extent and under the same conditions as provided to other senior executives of the Company. Thereafter, Executive shall have whatever rights he may then have, if any, to continued medical insurance coverage pursuant to the provisions of COBRA.

(iii) Certain options issued to the Executive that have not then vested shall immediately vest to the extent provided in Section 5(j) above; and

(iv) Except as provided above in this Section 7(e), the Executive shall receive no further compensation or benefits of any kind other than any salary or benefits earned or accrued but unpaid as of that date.

Section 8. Successive Terms Of This Agreement.

Should Executive’s employment not be terminated prior to the close of business of the Initial Term, as provided for in Section 7 above, then Executive’s employment shall continue for up to two successive one-year terms upon the same terms and conditions applicable to the Initial Term (or such other terms and conditions as may be agreed by the Executive and the Company) unless, at least six (6) months prior to the expiration of the Initial Term or any Successive Term of this Agreement, either party hereto notifies the other in writing of its/his intention not to continue this Agreement for a first or second Successive Term. This notwithstanding, this Agreement, or any Successive Term hereof, shall terminate on the fifth anniversary of the Effective Date.

In the event that neither the Company nor the Executive notifies the other at least six (6) months prior to the expiration of the Initial Term or any Successive Term of this Agreement of its/his intention not to continue this Agreement for a first or second Successive Term, then the parties agree to negotiate the salary to be paid to the Executive during the Successive Term, and if they fail to reach agreement on the salary to be paid the Executive during the Successive Term prior to the commencement thereof, this Agreement shall, if not earlier terminated in accordance with Section 7 above, terminate at the close of business on the last day of, as applicable, the Initial Term or the Successive Term the in effect. Again, nothing in this paragraph shall be interpreted to extend this Agreement beyond the fifth anniversary of the Effective Date.

Section 9. Survival of Obligations.

The obligations of the Executive as set forth in Sections 10 through 18 below shall survive the term of this Agreement and the termination of Executive’s employment hereunder regardless of the reason(s) therefor.

Section 10. Non-Competition and Conflicting Employment.

(a) During the term of this Agreement, the Executive shall not, directly or indirectly, either as an Executive, Employer, Employee, Consultant, Agent, Principal, Partner, Corporate Officer, Director, Shareholder, Member, Investor or in any other individual or representative capacity, engage or participate in any business or business related activity of any kind that is in competition in any manner whatever with the business of the Company or any business activity related to the business in which the Company is now involved or becomes involved during the Executive’s employment, except that nothing herein shall limit the Executive’s right, directly or indirectly, to own up to 5% of the shares of any corporation whose securities are listed on a national securities exchange or registered under the Exchange Act. For these purposes, the current business of the Company is biotechnology drug development and related business. The Executive also agrees that, during his employment with the Company, he will not engage in any other activities that materially conflict with his obligations to the Company.

(b) As a material inducement to the Company to continue the employment of the Executive, and in order to protect the Company’s Confidential Information and good will, the Executive agrees that:

(i) For a period of twelve (12) months following termination of the Executive’s employment with the Company or its affiliates for any reason, Executive will not directly or indirectly solicit or divert or accept business relating in any manner to Competing Products or to products, processes or services of the Company, from any of the customers or accounts of the Company with which the Executive had any contact as a result of Executive’s employment with the Company; and

(ii) For a period of six (6) months after termination of Executive’s employment with the Company or its affiliates for any reason, Executive will not (A) render services directly or indirectly, as an Executive, consultant or otherwise, to any Competing Organization in connection with research on or the acquisition, development, production, distribution, marketing or providing of any Competing Product, or (B) own any interest in any Competing Organization, except that nothing herein shall limit the Executive’s right, directly or indirectly, to own up to 5% of the shares of any corporation whose securities are listed on a national securities exchange or registered under the Exchange Act.

(c) For purposes of this Section:

(i) “Competing Products” means any product, process, or service of any person or organization other than the Company, in existence or under development (a) which is identical to, substantially the same as, or an adequate substitute for any product, process or service of the Company in existence or under development, based on any patent or patent application (provisional or otherwise), or other intellectual property of the Company about which the Executive acquires Confidential Information, and (b) which is (or could reasonably be anticipated to be) marketed or distributed in such a manner and in such a geographic area as to actually compete with such product, process or service of the Company; and

(ii) “Competing Organization” means any person or organization, including the Executive, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing or providing of a Competing Product.

(d) The parties agree that the Company is entitled to protection of its interests in these areas. The parties further agree that the limitations as to time, geographical area, and scope of activity to be restrained do not impose a greater restraint upon Executive than is necessary to protect the goodwill or other business interest of the Company. The parties further agree that in the event of a violation of this Covenant Not To Compete, that the Company shall be entitled to the recovery of damages from Executive and injunctive relief against Executive for the breach or violation or continued breach or violation of this Covenant. The Executive agrees that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 10 is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Section 10 shall remain in full force and effect. The Executive further agrees that if a court of competent jurisdiction determines that any provision of this Section 10 is invalid or against public policy, the remaining provisions of this Section 10 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

Section 11. Confidentiality.

(a) Executive recognizes and acknowledges that he will have access to certain information of members of the Company Group (as defined below) and that such information is confidential and constitutes valuable, special and unique property of such members of the Company Group. The parties agree that the Company has a legitimate interest in protecting the Confidential Information, as defined below. The parties agree that the Company is entitled to protection of its interests in the Confidential Information. The Executive shall not at any time, either during his employment and for two years after the termination of his employment with the Company for any reason, or indefinitely to the extent the Confidential Information constitutes a trade secret under applicable law, disclose to others, use, copy or permit to be copied, except in pursuance of his duties for and on behalf of the Company, its successors, assigns or nominees, any Confidential Information of any member of the Company Group (regardless of whether developed by the Executive) without the prior written consent of the Company. Executive acknowledges that the use or disclosure of the Confidential Information to anyone or any third party could cause monetary loss and damages to the Company as well as irreparable harm. The parties further agree that in the event of a violation of this covenant against non-use and non-disclosure of Confidential Information, that the Company shall be entitled to a recovery of damages from Executive and/or to obtain an injunction against Executive for the breach or violation, continued breach, threatened breach or violation of this covenant.

(b) As used herein, “Company Group” means the Company, and any entity that directly or indirectly controls, is controlled by, or is under common control with, the Company, and for purposes of this definition “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

(c) As used herein, the term “Confidential Information” with respect to any person means any secret or confidential information or know-how and shall include, but shall not be limited to, plans, financial and operating information, customers, supplier arrangements, contracts, costs, prices, uses, and applications of products and services, results of investigations, studies or experiments owned or used by such person, and all apparatus, products, processes, compositions, samples, formulas, computer programs, computer hardware designs, computer firmware designs, and servicing, marketing or manufacturing methods and techniques at any time used, developed, investigated, made or sold by such person, before or during the term of this Agreement, that are not readily available to the public or that are maintained as confidential by such person. The Executive shall maintain in confidence any Confidential Information of third parties received as a result of his employment with the Company in accordance with the Company’s obligations to such third parties and the policies established by the Company.

(d) As used herein, “Confidential Information” with respect to the Company means any Company proprietary information, technical data, trade secrets, know-how or other business information disclosed to the Executive by the Company either directly or indirectly in writing, orally or by drawings or inspection or unintended view of parts, equipment, data, documents or the like, including, without limitation:

(i) Medical and drug research and testing results and information, research and development techniques, processes, methods, formulas, trade secrets, patents, patent applications, computer programs, software, electronic codes, mask works, inventions, machines, improvements, data, formats, projects and research projects;

(ii) Information about costs, profits, markets, sales, pricing, contracts and lists of customers, distributors and/or vendors and business, marketing and/or strategic plans;

(iii) Forecasts, unpublished financial information, budgets, projections, and customer identities, characteristics and agreements as well as all business opportunities, conceived, designed, devised, developed, perfected or made by the Executive whether alone or in conjunction with others, and related in any manner to the actual or anticipated business of the Company or to actual or anticipated areas of research and development; and

(iv) Executive personnel files and compensation information.

(e) Notwithstanding the foregoing, Confidential Information as defined in Sections 11(c) and (d) does not include any of the foregoing items which (i) has become publicly known or made generally available to the public through no wrongful act of Executive; (ii) has been disclosed to Executive by a third party having no duty to keep Company matter confidential; (iii) has been developed by Executive independently of employment with the company; (iv) has been disclosed by the Company to a third party without restriction on disclosure; (v) has been disclosed with the Company’s written consent, or (vi) the Company’s investors, shareholders and other capital sources.

(f) Executive hereby acknowledges and agrees that all Confidential Information shall at all times remain the property of the Company.

(g) Executive agrees that Executive will not improperly use or disclose any Confidential Information, proprietary information or trade secrets of any former employer or other person or entity or entity with which Executive has an agreement or duty to keep in confidence information acquired by Executive and that Executive will not bring onto Company premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(h) Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the

Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest of confidence and not to disclose it to any person, firm or entity or to use it except as necessary in carrying out Executive’s work for the Company consistent with Company’s agreement with such third party.

(i) Executive represents and warrants that from the time of the Executive’s first contact with the Company, Executive has held in strict confidence all Confidential Information and has not disclosed any Confidential Information directly or indirectly to anyone outside the Company, or used, copied, published or summarized any Confidential Information, except to the extent otherwise permitted under the terms of this Agreement.

(j) Executive will not disclose to the Company or use on its behalf any confidential information belonging to others and Executive will not bring onto the premises of the Company any confidential information belonging to any such party unless consented to in writing by such party.

Section 12. Inventions.

(a) Attached hereto as Exhibit A is a list describing all ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data rights, and claims related to the foregoing, whether or not patentable, registrable or copyrightable, which were conceived, developed or created by Executive prior to Executive’s employment or first contact with Company (collectively referred to herein as “Prior Inventions”), (A) which belong to Executive, (B) which relate to the Company’s current or contemplated business, products or research and development, and (C) which are not assigned to the Company hereunder. If there is no Exhibit A or no items thereon, the Executive represents that there are no such Prior Inventions. If in the course of Executive’s employment with the Company, the Executive incorporates or embodies into a Company product, service or process a Prior Invention owned by the Executive or in which the Executive has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, world-wide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, service or process.

(b) Executive agrees that Executive will promptly make full, written disclosure to the Company and will hold in trust for the sole right and benefit of the Company, and the Executive hereby assigns to the Company, or its designee, all of the Executive’s right, title and interest in and to any and all ideas, process, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights and claims related to the foregoing, whether or not patentable, registrable or copyrightable, which Executive may, on or after the Effective Date of this Agreement, solely or jointly with others conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Executive is in the employ of the

Company (collectively referred to herein as “Intellectual Property Items”); and the Executive further agrees that the foregoing shall also apply to Intellectual Property Items which relate to the business of the Company or to the Company’s anticipated business as of the end of the Executive’s employment and which are conceived, developed or reduced to practice during a period of one year after the end of such employment. Without limiting the foregoing, the Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’ employment and which are protectable by copyright are works made for hire as that term is defined in the United Stated Copyright Act.

(c) Executive agrees to keep and maintain adequate and current written records of all Intellectual Property Items made by Executive (solely or jointly with others) during the term of Executive’s employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to, and remain the sole property of, the Company at all times.

Section 13. Return of Company Property.

Executive agrees that, at any time upon request of the Company, and, in any event, at the time of leaving the Company’s employ, Executive will deliver to the Company (and will not keep originals or copies in Executive’s possession or deliver them to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, material, equipment or other documents or property, or reproduction of any of the aforementioned items, containing Confidential Information or otherwise belonging to the Company, its successors or assigns, whether prepared by the Executive or supplied to the Executive by the Company. Notwithstanding the foregoing, it is understood that names and contacts in the Executive’s address book acquired both prior to and during employment, including shareholders of the Company, will remain property of the Executive who will not be restricted from doing business with them subject to the limitations Sections 10 and 14 hereof and applicable law.

Section 14. Non-Solicitation.

Executive agrees that Executive shall not, during Executive’s employment or other involvement with the Company and for a period of twelve (12) months immediately following the termination of the Executive’s employment with the Company, for any reason, whether with or without cause, (i) either directly or indirectly solicit or take away, or attempt to solicit or take away executives of the Company, either for the Executive’s own business or for any other person or entity and/or (ii) either directly or indirectly recruit, solicit or otherwise induce or influence any investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company to discontinue, reduce or modify such employment, agency or business relationship with the Company.

Section 15. Publications.

Executive agrees that Executive will, in advance of publication, provide the Company with copies of all writings and materials which Executive proposes to publish during the term of Executive’s employment and for eighteen (18) months thereafter. Executive also agrees that Executive will, at the Company’s request and sole discretion, cause to be deleted from such writings and materials any information the Company believes discloses or will disclose Confidential Information. The Company’s good faith judgment in these matters will be final. The Executive will also, at the Company’ request and in its sole discretion, cause to be deleted any reference whatsoever to the Company from such writings and materials.

Section 16. Equitable Remedies.

Executive agrees that any damages awarded the Company for any breach of Sections 10 through 14 of this Agreement by Executive would be inadequate. Accordingly, in addition to any damages and other rights or remedies available to the Company, the Company shall be entitled to obtain injunctive relief from a court of competent jurisdiction temporarily, preliminarily and permanently restraining and enjoining any such breach or threatened breach and to specific performance of any such provision of this Agreement. In the event that either party commences litigation against the other under this Agreement the prevailing party in said litigation shall be entitled to recover from the other all costs and expenses incurred to enforce the terms of this Agreement and/or recover damages for any breaches thereof, including without limitation reasonable attorneys’ fees.

Section 17. Representations and Warranties.

(a) Executive represents and warrants as follows that: (i) Executive has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with the Executive’s undertaking a relationship with the Company; and (ii) Executive has not entered into, nor will Executive enter into, any agreement (whether oral or written) in conflict with this Agreement.

(b) The Company represents and warrants to the Executive that this Agreement and the Option Grant have been duly authorized by the Company’s Board of Directors and are the valid and binding obligations of the Company, enforceable in accordance with their respective terms.

Section 18. Miscellaneous.

(a) Entire Agreement. This Agreement, the exhibit attached hereto, and the option granted concurrently herewith under Section 5(a) hereof, contain the entire understanding of the parties and supersede all previous contracts, arrangements or understandings, express or implied, between the Executive and the Company with respect to the subject matter hereof or his engagement by the Company as Executive Chairman. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement or in the attached exhibit.

(b) Section Headings. The section headings herein are for the purpose of convenience only and are not intended to define or limit the contents of any section.

(c) Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, the remainder of this Agreement shall be amended to provide the parties with the equivalent of the same rights and obligations as provided in the original provisions of this Agreement.

(d) No Oral Modification, Waiver Or Discharge. No provisions of this Agreement may be modified, waived or discharged orally, but only by a waiver, modification or discharge in writing signed by the Executive and such officer as may be designated by the Board of Directors of the Company to execute such a waiver, modification or discharge. No waiver by either party hereto at any time of any breach by the other party hereto of, or failure to be in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

(e) Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

(f) Execution In Counterparts. The parties may sign this Agreement in counterparts, all of which shall be considered one and the same instrument. Facsimile transmissions, or electronic transmissions in .pdf format, of any executed original document and/or retransmission of any executed facsimile or .pdf transmission shall be deemed to be the same as the delivery of an executed original of this Agreement.

(g) Governing Law And Performance. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to its principles on conflicts of laws.

(h) Successor and Assigns. This Agreement shall be binding on and inure to the benefit of the successors in interest of the parties, including, in the case of the Executive, the Executive’s heirs, executors and estate. The Executive may not assign Executive’s obligations under this Agreement.

(i) Notices. Any notices or other communications provided for hereunder may be made by hand, by certified or registered mail, postage prepaid, return receipt requested, or by nationally recognized express courier services provided that the same are addressed to the party required to be notified at its address first written above, or such other address as may hereafter be established by a party by written notice to the other party. Notice shall be considered accomplished on the date delivered, three days after being mailed or one day after deposit with the express courier, as applicable.

(j) Attorneys’ Fees. The Company shall promptly reimburse the Executive for any and all attorneys’ fees he incurs in connection with the negotiation and execution of this Agreement and the options issued in connection herewith; provided, however, that the Company shall in no event be required to pay the Executive more than Five Thousand Dollars ($5,000) as reimbursement of attorneys’ fees hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement under seal as of the date and year first above written.

Company:		Executive:

Galectin Therapeutics Inc.,

By:	/s/ Maureen Foley	/s/ James C. Czirr
	Maureen Foley	James C. Czirr
Title: Chief Operating Officer

Exhibit A

Lists of Prior Inventions and

Original Works of Authorship

None